CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               GENTA INCORPORATED


        GENTA INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors of Genta Incorporated, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the corporation, and declaring that such amendment is advisable and that such amendment should be submitted to the stockholders of the corporation for approval. The resolution setting forth the proposed amendment is as follows:

                RESOLVED, that Article X of the Certificate of Incorporation be deleted and replaced with the following:

                The number of directors which shall constitute the whole Board of Directors of the corporation shall be determined in the by-laws as provided therein. The directors of the corporation shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The term of office of each director in office at the time this amendment to Article X of the Restated Certificate of Incorporation of the corporation becomes effective shall expire at the time of the opening of the polls for the election of directors at the next annual meeting of stockholders of the corporation held after the time this amendment to Article X becomes effective.

         SECOND: Thereafter, pursuant to resolutions of the corporation's Board of Directors, the amendment was submitted to the stockholders of the corporation for approval at a Meeting of Stockholders, and such meeting was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Kenneth G. Kasses, Ph.D., its President, as of this 11th day of March, 1999.

                                                     GENTA INCORPORATED


                                                By:
                                                     -------------------------
                                                     Kenneth G. Kasses, Ph.D.
                                                     President